EXHIBIT 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

CHAMPION INDUSTRIES, INC., a West Virginia corporation, as Borrower

VARIOUS BORROWER SUBSIDIARIES, as Guarantors

MARSHALL T. REYNOLDS, as Shareholder

BIG 4 INVESTMENTS, LLC, Lender

and

BIG 4 INVESTMENTS, LLC, as Administrative Agent

Dated as of October 7, 2013

TABLE OF CONTENTS

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement is entered into as of October 7, 2013, by and among CHAMPION INDUSTRIES, INC., a West Virginia corporation (the “Borrower”), the various Borrower subsidiaries party hereto (“Guarantors”), BIG 4 INVESTMENTS, LLC, a Louisiana limited liability company, as “Lender”, MARSHALL T. REYNOLDS (“Shareholder”), and BIG 4 INVESTMENTS, LLC, a Louisiana limited liability company, as “Administrative Agent”.

WHEREAS, Borrower is party to a Credit Agreement among Champion as Borrower, various Lenders from time to time party thereto (the “Lenders”) and Fifth Third Bank, as Administrative Agent (the “Administrative Agent”), Lender and L/C Issuer dated as of September 14, 2007, as previously supplemented and amended (the "Original Credit Agreement"); and

WHEREAS, Champion, the Administrative Agent and the Lenders have amended and restated the Original Credit Agreement on the terms and conditions set forth in (1) the First Amended and Restated Credit Agreement dated October 19, 2012 (the “First Amended and Restated Credit Agreement”) among Champion, the Lenders party thereto, the Administrative Agent and the L/C Issuer, (2) the First Limited Forbearance and Waiver Agreement and First Amendment to Amended and Restated Credit Agreement dated May 31, 2013 among Champion, Marshall Reynolds, as Shareholder, the Guarantors, the Lenders, Administrative Agent and the L/C Issuer (the “First Limited Forbearance Agreement”) and a related Letter Agreement dated May 31, 2013 among such parties (the “Letter Agreement”) and (3) First Amendment to First Limited Forbearance and Waiver Agreement and Second Amendment to Amended and Restated Credit Agreement dated August 28, 2013 (the “First Amendment to First Limited Forbearance Agreement”) (collectively, the “Credit Agreement”); and

WHEREAS, pursuant to Loan Purchase and Assumption Agreement dated October 7, 2013 among the various Lenders party to the Credit Agreement and Fifth Third Bank as Administrative Agent, all as Seller Parties, and Big 4 Investments, LLC as Buyer, Buyer (a) has purchased the Purchased Loans and thereby become the sole Lender, (b) has become the Administrative Agent under the Credit Agreement and (c) has been assigned the Loan Documents; and

WHEREAS, in substitution for all Loans and Notes heretofore outstanding, Borrower has delivered to Lender its Term Note A in principal amount of $10,000,000 in the form set forth in Exhibit A hereto; and

WHEREAS, the Borrower has requested that the Lender make certain further amendments to the Credit Agreement and, for the sake of convenience and clarity, to restate the Credit Agreement in its entirety as so amended.  Accordingly, upon satisfaction of the conditions precedent to effectiveness contained in Section 3.2 hereof, the Credit Agreement and all Exhibits and Schedules thereto shall be amended and as so amended shall be restated in their entirety to read as follows:

Section 1.Definitions; Interpretation.

Section 1.1. Definitions.  The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or the Subsidiary is the surviving entity.

“Administrative Agent” means Big 4 Investments, LLC, a Louisiana limited liability company, as contractual representative for itself and any other Lenders and any successor pursuant to Section 9.7 hereof.

 “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

 “Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of the Loan.

 “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person:  (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof; (c) investments in certificates of deposit issued by any Lender or by any United States commercial bank; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; and (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 50% or more of the outstanding equity interests of the Borrower on a fully-diluted basis, other than acquisitions of such interests by Marshall Reynolds, any estate planning trust established for the benefit of Marshall Reynolds and his family, and any partnership, limited liability company, corporation or other legal entity established for estate planning purposes for the benefit of Marshall Reynolds, and his family (collectively, the “Existing Shareholders”) (provided that, notwithstanding anything in this definition to the contrary, “group” shall not include any group that includes the Existing Shareholders if such Existing Shareholders have beneficial ownership of more than 50% of all outstanding equity interests of the Borrower on a fully-diluted basis), or (b) the failure of natural persons who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing

 Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 7.4 hereof.

“Collateral Documents” means the Mortgages, the Leasehold Mortgages, the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, account control agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, or any part thereof.

 “Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means the Term Credit A.

 “Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

 “Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 6.13(a), 6.13(b) or 6.13(c) hereof.

“Dollars” and “$” each means the lawful currency of the United States of America.

 “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

 “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, count, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” and “Guaranties” each is defined in Section 4.3 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

 “Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations, it being understood that the term “Indebtedness” shall not include trade payables, accrued payroll and commissions, taxes accrued and withheld, accrued and deferred income taxes, negative book cash balances and deferred revenue and other accrued expenses arising in the ordinary course of business.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) as well as deferred financing costs or charges and various period costs associated with the applicable Indebtedness, of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

 “Inventory” means all raw materials, finished goods and work-in-process (other than packaging, crating, and supplies inventory; provided that this exclusion shall apply only to such items that are not held for sale in the ordinary course of business of the Borrower and its Subsidiaries and shall not include office supplies inventory that is held for sale in the ordinary course of business of the Borrower and its Subsidiaries) held for sale in which the Borrower or the relevant Subsidiary now has or hereafter acquires title to.

 “Landlord’s Agreement” shall mean any agreement relating to the real property of the Borrower and its Subsidiaries that is subject to a Leasehold Mortgage, between the Administrative Agent and the owner/lessor of such property, such agreement to provide, among other things, that such owner/lessor consents to the Leasehold Mortgage and recognizes the Administrative Agent’s rights under the Leasehold Mortgage for such property.

“Leasehold Mortgages” means, collectively, each Credit Line Leasehold Deed of Trust and Security Agreement with Assignment of Rents, Leasehold Mortgage and Security Agreement with Assignment of Rents and Open-End Leasehold Mortgage and Security Agreement with Assignment of Rents between the Borrower or any of its Subsidiaries and the Administrative Agent relating to the Borrower’s or such Subsidiary’s real property, fixtures and interests in real property leased and commonly known as (i) 2450 1st Avenue, Huntington, West Virginia, (ii) 405 Ann Street, Parkersburg, West Virginia and (iii) 120 Hills Plaza, Charleston, West Virginia, and any other leasehold mortgages delivered to the Administrative Agent pursuant to Section 4.2 hereof, as the same may be amended, modified, supplemented or restated from time to time.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

“Lenders” means and includes Big 4 Investments, LLC, a Louisiana limited liability company and any other lenders from time to time party to this Agreement, including each assignee Lender pursuant to Section 10.10 hereof.

 “Lien” means any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means the Term Loan A in the form of Exhibit A attached hereto.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Guaranties, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Material Transaction” means any potential, planned or incurred restructuring of operations, combination or reorganization of any business divisions, elimination or dissolution of any business division or Subsidiary, sale of assets not in the ordinary course of business, sale of any Subsidiary, refinancing of Indebtedness, receipt of cash equity contributions or other similar transaction.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, each Credit Line Deed of Trust and Security Agreement with Assignment of Rents, Deed of Trust and Security Agreement with Assignment of Rents, Mortgage and Security Agreement with Assignment of Rents and Open-End Mortgage and Security Agreement with Assignment of Rents between the Borrower or any of its Subsidiaries and the Administrative Agent relating to the Borrower’s and each Subsidiary’s real property, fixtures and interests in real property commonly known as  (i) 1563 Hansford Street, Charleston, West Virginia, (ii) 10848 Airline Highway, Baton Rouge, Louisiana, (iii) 13112 South Choctaw, Baton Rouge, Louisiana, (iv) 700 N. Fourth St., Clarksburg, West Virginia and (v) 711 Indiana Avenue, Charleston, West Virginia, and any other mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.2 hereof, as the same may be amended, modified, supplemented or restated from time to time.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, except to the extent that the Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, and the Administrative Agent agrees to the inclusion of such net income (or net loss) of such Person and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Note” means and includes the Term Note A.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loan, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

 “Patriot Act” is defined in Section 5.24(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

 “Permitted Lien” is defined in Section 6.12 hereof.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary, including, without limitation, the real property and improvements thereon owned by the Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Purchased Loans” shall mean all Loans acquired by Lender pursuant to the Loan Purchase and Assumption Agreement dated October 7, 2013 among the various Lenders party thereto and Fifth Third Bank as prior Administrative Agent (“Seller Parties”) and Lender as Buyer.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Receivables” means all rights to the payment of a monetary obligation now or hereafter owing to the Borrower or any Subsidiary, evidenced by accounts, instruments, chattel paper or general intangibles.

 “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, financial advisors and consultants of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

 “SEC” is defined in Section 6.1(g) hereof.

“Security Agreement” means that certain Security Agreement dated as of September 14, 2007, by and among the Borrower and its Subsidiaries and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Shareholder” means Marshall T. Reynolds.

“Shareholder Guaranty” means the Guaranty Agreement of even date herewith executed and delivered by Shareholder.

“Shareholder Pledge” means the Stock Pledge and Security Agreement of even date herewith executed delivered to Lender by Shareholder securing the Shareholder Guaranty.

“Subordinated Indebtedness” means any Indebtedness of the Borrower and its Subsidiaries that is subordinated to the Obligations in a manner acceptable to the Administrative Agent in its sole discretion, including, without limitation, the Indebtedness evidenced by the Subordinated Note.

“Subordinated Note” means, collectively, the Subordinated Promissory Note dated as of April 5, 2010, made by the Borrower in favor of Marshall T. Reynolds in the principal amount of up to $2,500,000.

“Subordination Agreement” means the Debt Subordination Agreement dated as of December 29, 2009, by and between Mr. Marshall T. Reynolds and the Administrative Agent, as amended, modified, supplemented or restated from time to time.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries; provided that, notwithstanding the foregoing, U.S. Tag & Ticket Company, Inc. shall not be considered a Subsidiary of the Borrower.

 “Tax Refunds”  means all state and federal income tax refunds and proceeds thereof, including, without limitation, interest thereon, in respect of taxes of the Borrower and its Subsidiaries.

“Term Credit A” means the credit facility for the Term Loan A described in Section 2.1(a) hereof.

 “Term Loan A” is defined in Section 2.1(a) hereof.

 “Term Note A” is defined in Section 2.1 hereof and attached hereto as Exhibit A.

 “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

 “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

 “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.

Section 1.2. Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.  All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of Ohio as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3. Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Lender may by notice to the Lender and the Borrower, respectively, require that the Lender and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or the Lender in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 2.The Credit Facility.

Section 2.1. Term Loan.  (a) On the Closing Date all of the Purchased Loans shall be consolidated into the Note attached hereto as Exhibit A in the principal amount of $10,000,000 (the “Term Note A”).

Section 2.2. Applicable Interest Rate.  (a) Interest on the Loan.  Subject to Section 2.2(b) hereof, the Loan shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced until maturity (whether by acceleration or otherwise) as set forth in Term Note A.

(b)Default Rate.  Upon the occurrence of any Default or Event of Default or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of Term Loan A as set forth therein.

Section 2.3. Maturity of Loans.  (a) Scheduled Payment of Term Loan A.  The Borrower shall make principal payments on the Term Loan A as set forth in Term Note A.

Section 2.4. Prepayments.  The Borrower may prepay the Term Loan A as set forth in the Term Loan Note.

Section 2.4. Place and Application of Payments.  All payments of principal of and interest on the Loan, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Louisiana time) on the due date thereof at the office of the Administrative Agent in Louisiana (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.

Section 3.Conditions Precedent.

The obligation of Lender to advance the Loan, shall be subject to the following conditions precedent:

Section 3.1. Initial Credit Event.  Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received (i) copies of resolutions of the Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary, Assistant Secretary or Chief Financial Officer and (ii) copies of resolutions of each Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the ratification of the Guaranty and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Subsidiary’s behalf, all certified in each instance by its Secretary, Assistant Secretary or Chief Financial Officer;

(b) the Administrative Agent shall have received the Shareholder Guaranty and the Shareholder Pledge duly executed by the parties thereto;

(c) the Administrative Agent shall have received physical delivery of the property subject to the Shareholder Pledge; and

(d)the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 4.The Collateral and Guaranties.

Section 4.1. Collateral.  The Obligation shall be secured by (a) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Subsidiary in all capital stock and other equity interests held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Subsidiary in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that:  (i) the Lien of the Administrative Agent on Property subject to a Capital Lease or conditional sale agreement or subject to a purchase money lien, in each instance to the extent permitted hereby, shall be subject to the rights of the lessor or lender thereunder, (ii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Lender, Liens on local petty cash deposit accounts maintained by the Borrower and its Subsidiaries in proximity to their operations need not be perfected provided the total amount on deposit at any one time not so perfected shall not exceed $100,000 in the aggregate and Liens on payroll accounts maintained by the Borrower and its Subsidiaries need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll obligation, and, and (iii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Lender, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $2,000,000 in the aggregate.

Section 4.2. Liens on Real Property.  In the event that the Borrower or any Subsidiary owns or hereafter acquires any real property, the Borrower shall, or shall cause such Subsidiary to, execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Obligation, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Permitted Liens) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.  In the event that the Borrower or any Subsidiary presently leases or hereafter leases real property, the Borrower shall, or shall cause such Subsidiary, to the extent requested by the Administrative Agent:  (i) to execute and deliver to the Administrative Agent (or a security trustee therefor) a leasehold mortgage or leasehold deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Obligation, (ii) to pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such leasehold mortgage or leasehold deed of trust, (iii) to deliver to the Administrative Agent such lessor and mortgagor consent, waivers, and other agreements as required by the Administrative Agent to ensure its access to the Collateral and its rights under such leasehold mortgage or leasehold deed of trust for such property, (iv) and to deliver to the Administrative Agent such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.3. Guaranties.  The payment and performance of the Obligation shall at all times be jointly and severally guaranteed by each direct and indirect Subsidiary of the Borrower pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”) and by the Shareholder Guaranty.

Section 4.4. Further Assurances.  The Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of the Administrative Agent or the Lender, execute and deliver such documents and do such acts and things as the Administrative Agent or the Lender may reasonably request in order to provide for or perfect or protect such Liens on the Collateral.  In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.5. Continuing Security Interests.  The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended and restated hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and the Lender thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Agreement.

Section 5.Representations and Warranties.

The Borrower represents and warrants to each Lender and the Administrative Agent, and agrees, that:

Section 5.1. Organization and Qualification.  The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2. Authority and Enforceability.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Note, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary, if any, has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligation, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by the Borrower and by each Subsidiary, if any, have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary, if any, of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary, if any, or any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 5.3. Financial Reports.  The audited consolidated financial statements of Borrower and its Subsidiaries as at October 31, 2012, and the unaudited interim consolidated financial statements of Borrower and its Subsidiaries as at July 31, 2013 for the nine months then ended, heretofore available to the Administrative Agent at www.sec.gov, fairly and adequately present the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither the Borrower nor any Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1 hereof.

Section 5.4. Litigation and Other Controversies.  There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, except as previously disclosed to the Lenders in writing.

Section 5.5. True and Complete Disclosure.  All information furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Subsidiaries, the Borrower only represents and warrants that such information is prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.6. Use of Proceeds; Margin Stock.  All proceeds of the Loan shall be used by the Borrower to refinance existing Indebtedness.  No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations.  Margin stock (as defined above) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.7. Taxes.  The Borrower and each of its Subsidiaries has timely filed or caused to be timely filed all tax returns required to be filed by the Borrower and/or any of its Subsidiaries, except where failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.  The Borrower and each of its Subsidiaries has paid all taxes, assessments and other governmental charges payable by them other than taxes, assessments and other governmental charges which are not delinquent, except those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property.

Section 5.8. ERISA.  The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan under Title IV of ERISA.  The Borrower and its Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a welfare plan, as defined in Section 3(1) of ERISA, other than liability for continuation coverage described in article 6 of Title 1 of ERISA.

Section 5.9. Subsidiaries.  Schedule 5.9 correctly sets forth, as of the Closing Date, each Subsidiary of the Borrower, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof.

Section 5.10. Compliance with Laws.  The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.11. Environmental Matters.  The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Borrower or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries, except such claims as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries that, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.  Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries where such Release, individually, or when combined with other Releases, in the aggregate, may reasonably be expected to have a Material Adverse Effect.

Section 5.12. Investment Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.13. Intellectual Property.  The Borrower and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.14. Good Title.  The Borrower and its Subsidiaries have good and marketable title, or valid leasehold interests, to their assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets in the ordinary course of business, and such defects in title that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.15. Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries and (ii) to the best knowledge of the Borrower and its Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Capitalization.  All outstanding equity interests of the Borrower and the Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, and there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any equity interests in the Borrower or any Subsidiary, except for the Warrants when issued.

Section 5.17. Other Agreements.  Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.18. Governmental Authority and Licensing.  The Borrower and its Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.19. Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.20. Affiliate Transactions.  Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.21. Foreign Assets Control Regulations and Anti-Money Laundering.  (a) OFAC.  Neither Borrower nor any of its Subsidiaries is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b)Patriot Act.  The Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.Covenants.

The Borrower covenants and agrees that, so long as any Credit is available to the Borrower hereunder and until all Obligations are paid in full:

Section 6.1. Information Covenants.  The Borrower will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)Quarterly Reports.  Within 45 days after the end of each fiscal quarter and in accordance with applicable SEC financial reporting requirements of the Borrower, the Borrower shall provide its full Form 10-Q for such quarter.

(b)Annual Statements.  Within 120 days after the close of each fiscal year of the Borrower, a copy of the Borrower’s consolidated and consolidating balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated and consolidating statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of Arnett & Foster, P.L.L.C. or a different firm of independent public accountants of recognized national standing, selected by the Borrower and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c)Notice of Default and Litigation.  Promptly, and in any event within two Business Days after any officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(d)Management Letters.  Promptly after the Borrower’s receipt thereof, a copy of each report or any “management letter” submitted to the Borrower or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.

(e)Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Subsidiaries (x) has filed with the United States Securities and Exchange Commission or any governmental agencies substituted therefor (the “SEC”) furnished to the shareholders of the Borrower, or (y) has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $1,000,000.

(f)Environmental Matters.  Promptly upon, and in any event within five Business Days after any officer of the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect:  (i) any notice of Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority.  All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.  In addition, the Borrower agrees to provide the Lender with copies of all material written communications by the Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Lender.

(g)Other Information.  From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or Lender may reasonably request.

Section 6.2. Inspections.  The Borrower will, and will cause each Subsidiary to, permit officers, representatives and agents of the Administrative Agent or Lender, to visit and inspect any Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent or Lender may request.

Section 6.3. Maintenance of Property, Insurance, Environmental Matters, etc.  (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried.  In any event, the Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance on the Collateral to the extent required by the Collateral Documents.

        (b)Without limiting the generality of Section 6.3(a), the Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws, except to the extent that the aggregate effect of all noncompliance could not reasonably be expected to have a Material Adverse Effect; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws.  With respect to any Release of Hazardous Materials, the Borrower and its Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law.

Section 6.4. Preservation of Existence.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.13, sales of assets by the Borrower or any of its Subsidiaries, the dissolution or liquidation of any Subsidiary of the Borrower, or the merger or consolidation between or among the Subsidiaries of the Borrower.

Section 6.5. Compliance with Laws.  The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

Section 6.6. ERISA.  The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.  The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 6.7. Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.

Section 6.8. Contracts with Affiliates.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 6.9. No Changes in Fiscal Year.  The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 6.10. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 6.11. Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;

(a)the Obligation owing to the Administrative Agent and the Lender (and their Affiliates);

(b)intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 6.14;

(c)purchase money Indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $2,500,000 in the aggregate outstanding at any time;

(d)unsecured Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $1,500,000 in the aggregate at any one time outstanding; and

(e)Subordinated Indebtedness owed to Marshall T. Reynolds in a principal amount not to exceed $2,500,000, as reduced by permitted payments thereon.

Section 6.12. Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a)inchoate Liens for the payment of taxes which are not yet due and payable or the payment of which is not required by Section 6.7;

(b)Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(c)mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d)Liens created by or pursuant to this Agreement and the Collateral Documents;

(e)Liens on property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.11(d) hereof, representing or incurred to finance the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon; and

(f)easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary.

Section 6.13. Consolidation, Merger, Sale of Assets, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a)the sale and lease of inventory in the ordinary course of business;

(b)the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Subsidiaries, has become uneconomic, obsolete or worn out;

(c)the sale, transfer, lease, or other disposition of Property of the Borrower and its Subsidiaries to one another;

(d)the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger;

(e)the disposition or sale of Cash Equivalents on consideration for cash; and

(f)the sale, transfer, lease, or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $500,000 during any fiscal year of the Borrower.

So long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, upon the written request of the Borrower, the Administrative Agent shall release its Lien on any Property sold pursuant to the foregoing provisions.

Section 6.14. Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make loans or advances to or make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Section shall not prevent:

(a)receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b)investments in Cash Equivalents;

(c)investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)the Borrower’s investments existing on the date of this Agreement in its Subsidiaries and described on Schedule E to the Security Agreement;

(e)intercompany advances made from time to time from the Borrower to any one or more of its Subsidiaries in the ordinary course of business;

(f)Permitted Acquisitions; and

(g)other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $250,000 in the aggregate at any one time outstanding.

Section 6.15. Dividends and Certain Other Restricted Payments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests, (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively, referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions by any Wholly-owned Subsidiary of the Borrower to its parent corporation.

Section 6.16. Limitation on Restrictions.  The Borrower will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligation.

Section 6.17. Limitation on the Creation of Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Wholly-owned Subsidiaries shall be permitted to establish or create Wholly-owned Subsidiaries so long as at least 30 days prior written notice thereof is given to the Administrative Agent, and the Borrower and its Subsidiaries timely comply with the requirements of Section 4 (at which time Section 5.10 shall be deemed to include a reference to such Subsidiary).

Section 6.18. OFAC.  The Borrower will not, and will not permit any of its Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, and (iii) become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.19. Financial Covenants.

(a)Maximum Capital Expenditures.  During any fiscal year of the Borrower commencing after October 31, 2012, the Borrower shall not, nor shall it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of $3,000,000.

Section 6.20.  Tax Returns.  Prior to or simultaneously with submission thereof to any federal or state tax authority, the Borrower shall deliver to the Administrative Agent copies of the Borrower’s federal and state income tax returns.

Section 6.21. Subordinated Indebtedness.  Except to the extent permitted by the Subordinated Note, the Contribution Agreement and the Subordination Agreement, the Borrower shall not (a) amend or modify any of the terms or conditions relating to Subordinated Indebtedness, (b) make any voluntary prepayment of Subordinated Indebtedness or effect any voluntary redemption thereof, or (c) make any other payment or redemption on account of Subordinated Indebtedness that is prohibited under the terms the Subordinated Note, the Subordination Agreement or of any other instrument or agreement subordinating the same to the Obligation.  Notwithstanding the foregoing, the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Indebtedness beyond the current due dates therefor.

Section 7.Events of Default and Remedies.

Section 7.1. Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of or interest on any Loan or any other Obligation payable hereunder or under any other Loan Document;

(b)default in the observance or performance of any covenant set forth in Sections 6.4, 6.11, 6.12, 6.13, 6.14, 6.15, 6.20 or 6.21 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such default shall first become known to any officer of the Borrower or (ii) written notice of such default is given to the Borrower by the Administrative Agent;

(d)any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)default shall occur under any (i) Indebtedness of the Borrower or any of its Subsidiaries aggregating in excess of $2,500,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any, or (ii) any Hedge Agreement of the Borrower or any of its Subsidiaries with any Lender or any Affiliate of a Lender;

(g)any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Subsidiaries, or against any of its Property, in an aggregate amount in excess of $1,000,000 (except to the extent fully and unconditionally covered by insurance pursuant to which the insurer has accepted liability therefor in writing and except to the extent fully and unconditionally covered by an appeal bond, for which the Borrower or such Subsidiary has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h)the Borrower or any of its Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)any Change of Control shall occur;

(j)the Borrower or any of its Subsidiaries shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k) hereof;

(k)a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(l)any default or event of default shall occur and be continuing under the Contribution Agreement or the Subordination Agreement.

Section 7.2. Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower:  (a) if so directed by the Lender, terminate all obligations of the Lender hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Lender, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the Lender, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3. Bankruptcy Defaults.  When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind.

Section 7.4. Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by the Lender shall at such time also notify the Lender thereof.

Section 7.5. Expenses.  The Borrower agrees to pay to the Administrative Agent and the Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any of its Subsidiaries as a debtor thereunder).

Section 8.Change in Circumstances and Contingencies.

Section 9.The Administrative Agent.

Section 9.1. Appointment and Authorization of Administrative Agent.  Lender hereby appoints Big 4 Investments, LLC, a Louisiana limited liability company, as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Notwithstanding the use of the word “Administrative Agent” as a defined term, the Lender expressly agrees that the Administrative Agent is not acting as a fiduciary of Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or the Lender except as expressly set forth herein.

Section 9.2. Administrative Agent and its Affiliates.  The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.  References in Section 2 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 9.3. Action by Administrative Agent.  If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1 hereof, the Administrative Agent shall promptly give the Lender written notice thereof.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents.  Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Lender.  Unless and until the Lender gives such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lender that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by Lender or the Borrower.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Lender, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4. Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5. Liability of Administrative Agent; Credit Decision.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Lender or (ii) in the absence of its own bad faith, gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lender, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.  Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 9.6. Resignation of Administrative Agent and Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lender and the Borrower.  Upon any such resignation of the Administrative Agent, the Lender shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Lender, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lender, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.

Section 9.7. Authorization to Enter into, and Enforcement of, the Collateral Documents.  The Administrative Agent is hereby irrevocably authorized by the Lender to execute and deliver the Collateral Documents on behalf of the Lender and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Lender.  Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no Lender (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.8. Authorization to Release Liens and Limit Amount of Certain Claims.  The Administrative Agent is hereby irrevocably authorized by the Lender to release any Lien covering any Property of the Borrower or its Subsidiaries that is the subject of a disposition that is permitted by this Agreement or that has been consented to in accordance with Section 10.11.

Section 10.Miscellaneous.

Section 10.1. Withholding Taxes.  (a) Payments Free of Withholding.  Except as otherwise required by law and subject to Section 10.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding or deduction for or on account of any present or future taxes (other than overall net income taxes on the recipient imposed by the jurisdiction in which its principal executive office or Lending Office is located) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower or any other Person on behalf of the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Borrower shall make the withholding or deduction, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made.  If the Administrative Agent or Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Administrative Agent or Lender for that payment on demand in the currency in which such payment was made.  If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

Section 10.2. No Waiver, Cumulative Remedies.  No delay or failure on the part of the Administrative Agent or Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lender and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.3. Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.4. Documentary Taxes.  The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.5. Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Commitment hereunder or any Obligations remain unpaid hereunder.

Section 10.6. Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower or the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth below:
to the Borrower: Champion Industries, Inc. 2450 First Avenue Huntington, West Virginia 25728 Attention:Chief Financial Officer/Todd Fry Telephone:(304) 528-5492 Telecopy:(304) 528-6765	to the Lender and Administrative Agent: Big 4 Investments, LLC 63399 Highway 51 Roseland, LA 70456 Attention:______________ Telephone:______________ Telecopy:______________

With a copy of any notice of any Default or Event of Default (which shall not constitute notice to the Borrower) to:
Huddleston Bolen LLP
611 Third Avenue
P.O. Box 2185
Huntington, West Virginia  25722-2185
Attention:Tom Murray
Telephone:(304) 691-8398
Telecopy:(304) 522-4312

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

(b)Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 10.7. Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.8. Successors and Assigns; Assignments and Participations.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and Lender, and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lender.  Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan at the time owing to it); provided that

(i)except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loan at the time owing to it or in the case of an assignment to Lender or an Affiliate of Lender with respect to Lender, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and

Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Term Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 10.8 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender, and the Commitment(s) of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Section 10.11(i) and (ii) that affects such Participant.

(e)Certain Pledges.  Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.9. Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Lender, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

  (i)no amendment or waiver pursuant to this Section 10.11 shall (A) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing hereunder or (B) change the application of payments set forth in Section 2.9 hereof without the consent of Lender adversely affected thereby; and

Section 10.10. Heading. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.11. Costs and Expenses; Indemnification.  (a) The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  The Borrower further agrees to indemnify the Administrative Agent, Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all Damages (including, without limitation, all reasonable attorney’s fees and other expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence, willful misconduct or bad faith of the party claiming indemnification.  The

Borrower, upon demand by the Administrative Agent or Lender at any time, shall reimburse the Administrative Agent or such Lender for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) or in connection with any work-out, restructuring, or negotiation relating to the Loan or this Agreement, except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b)The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent and the Lender for any Damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for Damages arising from the willful misconduct or gross negligence of the party claiming indemnification.  This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 10.12. Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.13. Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.14. Governing Law.  This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Ohio.

Section 10.15. Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.16. Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lender has received the amount of interest which such Lender would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.17. Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 10.18. USA Patriot Act.   Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.19. Submission to Jurisdiction; Waiver of Jury Trial.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Ohio and of any Ohio State court sitting in the City of Cincinnati for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Borrower, the Administrative Agent  and the Lender hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 10.20. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lender and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.21. Amendment and Restatement.  This Agreement amends and restates the Original Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original Credit Agreement or the Obligations evidenced or provided for thereunder.  Without limiting the generality of the foregoing, the Borrower agrees that notwithstanding the execution and delivery of this Agreement and the Security Agreement, the Liens previously granted to the Administrative Agent pursuant to the Collateral Documents shall be and remain in full force and effect and that any rights and remedies of the Administrative Agent thereunder and obligations of the Borrower thereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged thereby and shall secure all of the Borrower’s indebtedness, obligations and liabilities to the Administrative Agent and the Lender under the Original Credit Agreement as amended and restated hereby.  Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect hereto.

Section 10.22. Affirmation of Guarantors.  Each Guarantor (as defined in the Guaranty) hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the terms and conditions of this Agreement and any modification of the Loan Documents effected pursuant to this Agreement. Each Guarantor hereby confirms to the Lender that, after giving effect to this Agreement, the Guaranty of such Guarantor and each other Loan Document to which such Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each Guarantor further acknowledges, confirms and agrees that Administrative Agent and the Lender have and shall continue to have a valid, enforceable and perfected first-priority lien (subject only to Permitted Liens) upon and security interest in the Collateral granted to Administrative Agent and the Lender pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent and the Lender.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Champion Industries, Inc.

By /s/ Marshall T. Reynolds
Name: Marshall T. Reynolds
Title: Chairman of the Board

“Guarantors”

The Chapman Printing Company,   Inc., a West Virginia corporation
Stationers, Inc., a West Virginia corporation
Bourque Printing, Inc., a Louisiana corporation
Dallas Printing of MS, Inc., a Mississippi corporation
Carolina Cut Sheets, Inc., a West Virginia corporation
Donihe Graphics, Inc., a Tennessee corporation
Smith & Butterfield Co., Inc., an Indiana corporation
The Merten Company, an Ohio corporation
Interform Corporation, a Pennsylvania corporation
CHMP Leasing, Inc., a West Virginia corporation
Blue Ridge DISPOSITION Co., Inc., a North Carolina corporation
Capitol Business Equipment , Inc., a West Virginia corporation
Thompson’s of Morgantown, Inc., a West Virginia corporation
Independent Printing Service, Inc., an Indiana corporation
Diez Business Machines, Inc., a Louisiana corporation
Transdata Systems, Inc., a Louisiana corporation
Syscan Corporation, a West Virginia corporation
Champion Publishing, Inc., a West Virginia corporation

By /s/ Todd R. Fry
Name: Todd R. Fry
Title: Vice-President

“SHAREHOLDER”

/s/ Marshall T. Reynolds
Marshall T. Reynolds

“Lender”

BIG 4 INVESTMENTS, LLC, as a Lender, and as Administrative Agent

By /s/ Edgar Ray Smith, III
Name: Edgar Ray Smith, III
Title: Member

Exhibit A

term note a

Schedule 5.9

Subsidiaries

Name	Jurisdiction of Organization	Percentage Ownership	Owner
The Chapman Printing Company, Inc.	West Virginia (qualified in Kentucky)	100%	Champion Industries, Inc.
Stationers, Inc.	West Virginia	100%	Champion Industries, Inc.
Bourque Printing, Inc.	Louisiana	100%	Champion Industries, Inc.
Dallas Printing of MS, Inc.	Mississippi	100%	Champion Industries, Inc.
Carolina Cut Sheets, Inc.	West Virginia	100%	Champion Industries, Inc.
Donihe Graphics, Inc.	Tennessee	100%	Champion Industries, Inc.
Smith & Butterfield Co., Inc.	Indiana	100%	Champion Industries, Inc.
The Merten Company	Ohio	100%	Champion Industries, Inc.
Interform Corporation	Pennsylvania	100%	Champion Industries, Inc.
CHMP Leasing, Inc.	West Virginia	100%	Champion Industries, Inc.
Blue Ridge Disposition, Inc.	North Carolina	100%	Champion Industries, Inc.
Capitol Business Equipment, Inc.	West Virginia	100%	Stationers, Inc.
Thompson’s of Morgantown, Inc.	West Virginia	100%	Stationers, Inc.
Independent Printing Service, Inc.	Indiana	100%	Smith & Butterfield Co., Inc.
Diez Business Machines, Inc.	Louisiana	100%	Stationers, Inc.
Transdata Systems, Inc.	Louisiana	100%	Bourque Printing, Inc.
Syscan Corporation	West Virginia	100%	Champion Industries, Inc.
Champion Publishing, Inc.	West Virginia	100%	Champion Industries, Inc.

Schedule A

Locations
Column 1	Column 2	Column 3
Name of Debtor (and State of Organization and Organizational Registration Number)	Chief Executive Office (and name of record owner of such Location)	Additional Places of Business and Collateral Locations (and name of record owner of such Locations)
Champion Industries, Inc., a West Virginia corporation (None)	2450 1st Avenue Huntington, WV 25703 (ADJ Corp.)	405 Ann Street Parkersburg, WV (Printing Property Corp.)
3000 Washington St. Charleston, WV (ADJ Corp.)
951 Point Marion Rd. Morgantown, WV (Sans LLC)
120 Hills Plaza Charleston, WV (White Properties No. II LLC)
1563 Hansford St. Charleston, WV (Champion Industries, Inc.)
700 North Fourth St. Clarksburg, WV (Champion Industries, Inc.)
The Chapman Printing Company, Inc., a West Virginia corporation (None)	2450 1st Avenue Huntington, WV 25703 (ADJ Corp)	None
None
Stationers, Inc., a West Virginia corporation (None)	1945 5th Avenue Huntington, WV 25703 (The Harrahs and Reynolds Corporation)	700 North Fourth Street Clarksburg, WV (Champion Industries, Inc.)
615 Fourth Avenue Huntington, WV (The Harrah and Reynolds Corporation)
617-619 Fourth Avenue Huntington, WV (ADJ Corp.)
Bourque Printing, Inc., a Louisiana corporation (29814230D)	10848 Airline Highway Baton Rouge, LA 70816 (Bourque Printing, Inc.)	13112 South Choctaw Drive Baton Rouge, LA (Bourque Printing, Inc.)
1593 River Oaks Drive Harahan, LA (Blessey Enterprises, Inc.)
Dallas Printing of MS, Inc., a Mississippi corporation (406362)	10848 Airline Highway Baton Rouge, LA 70816 (Bourque Printing, Inc.)	None
Carolina Cut Sheets, Inc., a West Virginia corporation (None)	2450 1st Avenue Huntington, WV 25703 (ADJ Corp.)	None
Donihe Graphics, Inc., a Tennessee corporation (0302141)		None
Smith & Butterfield Co., Inc., an Indiana corporation (198010-815)	2800 Lynch Road Evansville, IN 47711 (Randall M. Schulz, Trustee U/A dated July 31, 1976, executed by Ruth Lane Butterfield, as Trustee, creating “The Butterfield Family Trust No. 2”)	None
The Merten Company, an Ohio corporation (945374)		None
Interform Corporation, a Pennsylvania corporation (117194)	c/o Champion Industries, Inc. 2450 1st Avenue Huntington, WV 25703	None
CHMP Leasing, Inc., a West Virginia corporation (None)	2450 1st Avenue Huntington, WV 25703 (ADJ Corp.)	None
Blue Ridge Disposition, Inc., a North Carolina corporation (0014339)		None
Capitol Business Equipment, Inc., a West Virginia corporation (None)	711 Indiana Avenue Charleston, WV 25302 (Capitol Business Equipment, Inc.)	1214 Main Street Wheeling, WV 26003 (Contract Development, Inc.)
Thompson’s of Morgantown, Inc., a West Virginia corporation (None)	1945 5th Avenue Huntington, WV 25703 (The Harrah and Reynolds Corporation)	None
Independent Printing Service, Inc., an Indiana corporation (1990090099)	2800 Lynch Road Evansville, IN 47711 (Randall M. Schulz, Trustee U/A dated July 31, 1976, executed by Ruth Lane Butterfield, as Trustee, creating “The Butterfield Family Trust No. 2”	None
Diez Business Machines, Inc., a Louisiana corporation (32421590D)	10848 Airline Highway Baton Rouge, LA 70816 (Bourque Printing, Inc.)	None
Transdata Systems, Inc., a Louisiana corporation (34374117D)	10848 Airline Highway Baton Rouge, LA 70816 (Bourque Printing, Inc.)	None
Syscan Corporation, a West Virginia corporation (None)	3000 Washington Street Charleston, WV 25312 (Williams Land Corporation)
Champion Publishing, Inc., a West Virginia corporation (94781)	2450 1st Avenue Huntington, WV 25703 (ADJ Corp.)

Schedule B

Other Names

A.Prior Legal Names
Name of Debtor	Prior Legal Name
Champion Industries, Inc.	None
The Chapman Printing Company, Inc.	None
Stationers, Inc.	None
Bourque Printing, Inc.	None
Dallas Printing of MS, Inc.	Dallas Printing Company, Inc.
Carolina Cut Sheets, Inc.	None
Donihe Graphics, Inc.	None
Smith & Butterfield Co., Inc.	None
The Merten Company	None
Interform Corporation	None
CHMP Leasing, Inc.	None
Blue Ridge Disposition, Inc.	Blue Ridge Printing Co., Inc.
Capitol Business Equipment, Inc.	None
Thompson’s of Morgantown, Inc.	None
Independent Printing Service, Inc.	None
Diez Business Machines, Inc.	None
Transdata Systems, Inc.	Docutec of Louisiana, Inc. (3/1/1994)
Syscan Corporation	None
Champion Publishing, Inc.	None

B.Trade Names
Name of Debtor	Tradename
Champion Industries, Inc.	Chapman Printing Company
Champion Output Solutions
U.S. Tag & Ticket
The Chapman Printing Company, Inc.	None
Stationers, Inc.	None
Bourque Printing, Inc.	Champion Graphic Communications
Dallas Printing of MS, Inc.	None
Carolina Cut Sheets, Inc.	None
Donihe Graphics, Inc.	None
Smith & Butterfield Co., Inc.	None
The Merten Company	None
Interform Corporation	Interform Solutions
Consolidated Graphic Communications
CHMP Leasing, Inc.	None
Blue Ridge Disposition, Inc.	None
Capitol Business Equipment, Inc.	Capitol Business Interiors
Thompson’s of Morgantown, Inc.	None
Independent Printing Service, Inc.	None
Diez Business Machines, Inc.	None
Transdata Systems, Inc.	None
Syscan Corporation	None
Champion Publishing, Inc.	The Huntington Herald-Dispatch
River Cities Printing
The Lawrence Herald
Putnam Herald

Schedule D

Real Estate Legal Descriptions

1.1563 Hansford Street, Charleston, WV - Champion Industries, Inc.
(See Schedule D-1 attached hereto)

2.711 Indiana Avenue, Charleston, WV - Capitol Business Equipment, Inc.
(See Schedule D-3 attached hereto)

3.700 N. Fourth Street, Clarksburg, WV - Champion Industries, Inc.
(See Schedule D-4 attached hereto)

4.INTENTIONALLY OMITTED

5.INTENTIONALLY OMITTED

6.INTENTIONALLY OMITTED

7.10848 Airline Highway, Baton Rouge, LA - Bourque Printing, Inc.
(See Schedule D-9 attached hereto)

8.13112 South Choctaw, Baton Rouge, LA - Bourque Printing, Inc.
(See Schedule D-10 attached hereto)

9.2450 1st Avenue, Huntington, WV - Champion Industries, Inc.
(See Schedule D-11 attached hereto)

10.405 Ann Street, Parkersburg, WV - Champion Industries, Inc.
(See Schedule D-12 attached hereto)

11.120 Hills Plaza, Charleston, WV - Champion Industries, Inc.
(See Schedule D-13 attached hereto)

12.INTENTIONALLY OMITTED

13.INTENTIONALLY OMITTED

14.INTENTIONALLY OMITTED

No Debtor owns fixtures at any location other than those listed above

Schedule E

Investment Property and Deposit Accounts

A.Investment Property (including Subsidiary Interests)

1.Subsidiary Interests:
Debtor	Issuer	Shares (Certificate No.)	% Ownership
Champion Industries, Inc.	The Chapman Printing Company, Inc.	100 shares (A-2)	100%
Champion Industries, Inc.	Stationers, Inc.	584 shares (5)	100%
Champion Industries, Inc.	Bourque Printing, Inc.	3 shares (7)	100%
Champion Industries, Inc.	Dallas Printing of MS, Inc.	40,000 shares (5)	100%
Champion Industries, Inc.	Carolina Cut Sheets, Inc.	100 shares (1)	100%
Champion Industries, Inc.	Donihe Graphics, Inc.	641 shares (2)	100%
Champion Industries, Inc.	Smith & Butterfield Co., Inc.	500 shares (6)	100%
Champion Industries, Inc.	The Merten Company	100 shares (2)	100%
Champion Industries, Inc.	Interform Corporation	10,000 shares (15)	100%
Champion Industries, Inc.	CHMP Leasing, Inc.	100 shares (1)	100%
Champion Industries, Inc.	Blue Ridge Printing Co., Inc.	550 shares (12)	100%
Stationers, Inc.	Capitol Business Equipment, Inc.	1,275 shares (76)	100%
Stationers, Inc.	Thompson’s of Morgantown, Inc.	200 shares (5)	100%
Smith & Butterfield Co., Inc.	Independent Printing Service, Inc.	100 shares (4)	100%
Stationers, Inc.	Diez Business Machines, Inc.	100 shares (9)	100%
Bourque Printing, Inc.	Transdata Systems, Inc.	600 shares (4)	100%
Champion Industries, Inc.	Syscan Corporation	51.55 shares (2)	100%
Champion Industries, Inc.	Champion Publishing, Inc.	1,000 shares (1)	100%

2.Other Investment Property:

None

B.Deposit Accounts

Debtor	Depository Institution	Account Number
Champion Industries, Inc.	United Bank	---------
Champion Industries, Inc.	Regions Bank	----------
Champion Industries, Inc.	First Tennessee Bank	-------

All deposit accounts of each Debtor held at Fifth Third Bank